Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HANGER, INC.

Article I

The name of the corporation is Hanger, Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

Article III

The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (“DGCL”). The Corporation will have perpetual existence.

Article IV

1.            The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share (the “Common Stock”).

2.             Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote.

Article V

Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

Article VI

In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board.

Article VII

The personal liability of the directors or former directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of DGCL Section 102, as the same may be amended and supplemented from time to time. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or former director of the Corporation existing hereunder (or previously existed) with respect to any act or any act or omission occurring prior to such repeal or modification. If the DGCL is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director or former director of the Corporation shall be eliminated or limited to the fullest extent then permitted.

Article VIII

The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto, including, without limitation, its past or present directors and officers. Expenses (including attorneys’ fees) incurred by an officer or director (past or present) in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director or former officer or director of the Corporation existing hereunder (or previously existed) with respect to any act or any act or omission occurring prior to such repeal or modification.

Article IX

Subject to the last sentence of Articles VII and VIII of this Third Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

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